January 2, 1996







Mr. Gary Crittenden





Dear Gary,



I would like to extend to you our offer to join Sears, Roebuck and Co. as Executive Vice President, Strategy and Business
Development. In this position you will be reporting directly to me.



While this letter does not constitute an employment contract, I thought it important that we put our offer in writing to clarify the terms of your employment. This offer is contingent upon the approval of the Sears Board of Directors.



Your compensation package will consist of the following:



-Annual base salary of $400,000, with periodic increases based on performance.



-Participation in Sears Annual Incentive Plan with a current bonus target of 60% of base salary. Based on your beginning salary, the current bonus target amounts to $240,000. As we've discussed, we anticipate gaining approval from the Compensation Committee of the Board of Directors at our February meeting to raise your bonus target percent to 72% of your base salary which would increase your annualized bonus target to $288,000. The annual incentive performance objective for your position will be based on our achievement of Company net income goals as well as your performance on individual priorities we will agree to. Currently the plan pays for performance above and below the target objective as follows:



Threshold	(90% of prior year Net Income) pays 25% of target

Target (110% of prior year Net Income) pays 100% of target

Maximum (130% of prior year Net Income)	pays 230% of target



          We will also guarantee your 1996 target bonus of
$240,000 or $288,000 upon approval                   of the
Compensation Committee.



Sign-on bonus of $75,000, payable within 30 days following the beginning of your employment.



Participation in Sears Long-Term Incentive Plan with a potential incentive target of 125% of base pay pro-rata. For the 1996-1997 cycle, 70% of your long-term incentive target will be conveyed in Sears stock options and 30% earned through a Performance Incentive Plan. The Performance Incentive Plan awards will be determined based on achievement of our Total Performance Index objectives. The Performance Plan award can range between 50% - 150% of the target award.



10,000 shares of restricted stock which will vest according to the following schedule:



	2/97 - 3,333 shares

	2/98 - 3,333 shares

	2/99 - 3,334 shares





25,000 non-qualified stock options which will vest according to the following schedule:



	2/97 - 8,333 shares

	2/98 - 8,333 shares

	2/99 - 8,334 shares



Participation in standard Company benefits commensurate with your position.



-We will enroll you and your family immediately in a Sears Group Medical Benefit option. To effectively transition your wife into the Sears medical benefit, we recommend that you obtain COBRA coverage from Melville Corporation. We agree to reimburse you for the cost of these premiums for up to eighteen months.



-Participation in the Sears Supplemental Retirement Income Plan.
 A Summary Plan Description is attached.



-Your annual vacation will be three weeks.



	Relocation assistance in accordance with Sears Relocation Policy which includes a $10,000 moving allowance, reimbursement for temporary living, reimbursement for home visits and house hunting, a home appraisal and purchase program available through Coldwell Banker Relocation and reimbursement of customary closing costs for your new residence. In addition:



-We'll agree to reimburse you for any incremental interest expense over your current arrangement you incur as a result of your relocation, up to a maximum reimbursement of $25,000.

-We'll agree to extend temporary living reimbursement through the first six months of your employment.



-We'll agree to provide round-trip travel reimbursement between Chicago and New Canaan for the first six months of your employment. Reimbursement is limited to a maximum of $10,000 over the six month period



	Nothing contained in this letter shall limit the right of you or Sears to terminate your employment with or without cause at any time. However, in the event that Sears should terminate you other than for cause during your first three years of employment, you will receive one and one-half years base salary and a pro-rata share of your annual incentive. This will constitute the entire damages you can claim against Sears.





This offer of employment is contingent upon your satisfactorily passing a pre-employment drug test. We'll arrange for the test to be taken prior to the first day of your employment.



Gary, we have great confidence in your ability to significantly contribute to the future success of Sears. I look forward to working with you to build that success.



							Sincerely,





							/S/Arthur C. Martinez









cc:  A.J. Rucci